Exhibit 99.2

Cendant’s Board of Directors Approves Regular Quarterly Cash Dividend
of $0.09 Per Common Share

Board Approves Increase in Common Stock Repurchase Program

NEW YORK, October 19, 2004 – Cendant Corporation’s (NYSE: CD) board of directors approved the Company’s regular quarterly cash dividend of $0.09 per common share, payable December 14, 2004 to stockholders of record as of November 22, 2004 at a regularly scheduled board meeting held today.

In addition, the board of directors increased the Company’s stock repurchase program by $500 million plus an additional repurchase amount equal to the principal amount of any of the Company’s 3 7/8% convertible senior debentures due 2011 which are converted into shares of Cendant common stock in the fourth quarter of 2004.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
(212) 413-1832	212-413-1834

Henry A. Diamond
212-413-1920